Exhibit 10.1

Description of Dollar Tree, Inc.
Management Incentive Compensation Plan

The following is a summary of the Management Incentive Compensation Plan (MICP) as applied to the executive officers (Executives) of Dollar Tree, Inc. (Company) and its subsidiaries:

Participants: Executives shall have the opportunity to earn annual cash bonuses as may be determined from time to time in the sole discretion of the Company under the MICP. Other non-Executive employees may also be eligible for the MICP or similar programs, but this description describes the participation of Executives.

Purpose: The MICP is intended to provide cash incentives that are linked to performance goals. The amount of a cash incentive bonus will depend on the Executive’s attaining targeted levels of the performance goal. The cash incentive bonus at each targeted level is intended to be reasonable and competitive relative to base salaries and overall compensation levels established for each Executive’s position.

Selection of Goals: The Compensation Committee (Committee) shall determine performance goals at their discretion consistent with the performance measures under the equity incentive plan available to Executives or as otherwise adopted by the Company from time to time. The intent of the Committee is that targeted levels for each performance goal should be challenging but achievable and serve to focus the Company’s Executives on common goals while aligning efforts with shareholder interests.

Standard Bonuses: The following principles shall apply to the MICP bonuses, unless otherwise modified by the Committee:

1.The MICP bonus shall generally be expressed as a percentage of salary, but the Committee may, in its sole discretion, select a different formula or a fixed dollar amount for any MICP bonus. The bonus shall be weighted more heavily toward corporate performance goals. The MICP corporate performance goal shall generally be derived from the annual budget approved by the Board of Directors at the beginning of the fiscal year. Individual performance goals, if any, shall be based on the area over which the Executive has influence and may include items such as improvement in same-store sales, opening of new stores, development of new strategies, reduction in specified costs, or other goals as selected by the Committee.

2.The MICP bonuses for a given performance period shall be paid in the fiscal year when financial results become available after the applicable performance period and after the Committee has certified in writing the target level that the Executive has achieved for the applicable performance goal in the applicable performance period.

Committee Discretion: To be eligible for payment of any MICP bonus, the employee must be employed by the Company or its subsidiaries at the time the MICP bonus is paid. Nevertheless, payment of any bonus opportunity presented by the MICP, or any adjustment upward or downward thereto, shall remain at the discretion of the Committee.

Recoupment: As a condition of an Executive receiving payments of any bonus under the MICP, any payment hereunder shall be subject to reduction, cancellation, forfeiture or recoupment as may be required by the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with the requirements of applicable law and any rules or regulations promulgated thereunder.

Amendment: The Committee may amend, suspend or terminate the MICP at any time.

Code Section 409A: All payments under the MICP are intended to be exempt from Code Section 409A as short-term deferrals and the terms of the MICP shall be interpreted and construed consistent with such intent.

Non-Exclusivity: The Committee may determine to make other cash, bonus or other awards or establish plans or programs in addition to, or replacement or substitution of, the MICP at any time in its sole discretion.

Effective Date: The foregoing provisions of the MICP shall be effective for the Company’s fiscal year ending January 29, 2022 and subsequent years and until terminated or superseded by action of the Committee.